Exhibit 10.8: Non-Employee Director Compensation (effective January 2, 2005)

Annual Retainer

Service as Director	$7,500
Service as Chairman of the Board(1)	$9,000
Service as Audit Committee Co-Chairman(1)	$1,250
Service as Loan Committee Chairman(1)	$2,500
Service as ALCO Committee Chairman(1)	$2,500

(1)	Chairman fees are in addition to the annual retainer and monthly fees received by all non-employee directors.

Monthly Fees

Monthly Fee	$1,000

Equity Compensation

Each non-employee director is also eligible to receive non-qualified stock option awards pursuant to the Alliance Bankshares Corporation Stock Option Plan, in the discretion of the Compensation Committee.

On January 2, 2004, each non-employee director received a non-qualified option to purchase 1,000 common shares at $18.96 per share. The options vest over multiple years, with the first 15% vesting on January 2, 2005.